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Exhibit 10.9

ESCROW AGREEMENT

    This Escrow Agreement, dated as of            , 2001, is entered into by and among GlobalMedia.com, a Nevada corporation ("GlobalMedia"), SurferNetwork.com, Inc., a Delaware corporation ("SurferNetwork"), and U.S. Bank Trust National Association, a national banking association, as escrow agent ("Escrow Agent").

    This is the Escrow Agreement referred to in the Asset Purchase Agreement between GlobalMedia and GlobalMedia (the "Purchase Agreement") dated as of February 2, 2001 (the "Closing Date").

    The parties, intending to be legally bound, hereby agree as follows:

1.  ESTABLISHMENT OF ESCROW

    (a) SurferNetwork is registering in the name of GlobalMedia and depositing with Escrow Agent a certificate representing record ownership of Two Hundred Fifty Thousand (250,000) shares of SurferNetwork's common stock and will deposit additional shares of SurferNetwork's common stock to the extent required pursuant to Sections 1.05(b) and 5.05(a) of the Purchase Agreement (collectively, the "SN Shares"), which SN Shares shall be deemed to have a value per share equal to the Stock Value (as defined in Section 1(e) below), and Escrow Agent acknowledges receipt thereof. Such SN Shares (the "Escrow Shares"), or any cash or other stock substituted therefor pursuant to Section 1(c) below, as reduced by any disbursements therefrom or permitted distributions thereof, and any other assets received by Escrow Agent shall hereinafter be referred to as the "Escrow Fund."

    (b) Escrow Agent hereby agrees to act as escrow agent and to hold, safeguard and disburse the Escrow Fund pursuant to the terms and conditions hereof.

    (c) In the event SurferNetwork enters into a transaction pursuant to which SurferNetwork's common stock is exchanged for stock in another entity and/or for cash, Escrow Agent shall surrender the certificate(s) representing record ownership of the Escrow Shares to SurferNetwork and SurferNetwork shall, as applicable, (i) deposit with the Escrow Agent the cash received in exchange therefor pursuant to the terms of such transaction and (ii) register in the name of GlobalMedia and deposit with Escrow Agent one or more certificates representing record ownership of the stock received in exchange therefor pursuant to the terms of such transaction. Any stock substituted for Escrow Shares pursuant to this Section 1(c) shall thereafter be considered Escrow Shares for all purposes of this Agreement.

    (d) The parties hereto further agree that GlobalMedia may deliver to Escrow Agent for deposit in the Escrow Fund an amount in cash or same day funds equal to the total value of the Escrow Shares, which amount shall be determined based on the Stock Value of such Escrow Shares. In such event, Escrow Agent shall immediately distribute to GlobalMedia the certificate or certificates representing record ownership of the Escrow Shares.

    (e) For purposes of this Agreement, with respect to SN Shares the term "Stock Value" shall mean US$1.25 per share. In the event the SN Shares held in the Escrow Fund are exchanged for stock in another entity pursuant to Section 1(c) above, the Stock Value of each share of stock received in such exchange shall equal the aggregate Stock Value of the shares of SN Stock held in the Escrow Fund immediately prior to such conversion or exchange divided by the number of shares of stock deposited with Escrow Agent pursuant to such conversion or exchange.

    (f) GlobalMedia hereby appoints Escrow Agent as its attorney in fact for the sole purpose of conveying the Escrow Shares to SurferNetwork if and when such conveyance is required pursuant to the terms hereof or to Escrow Agent pursuant to Section 5(j) below in satisfaction of any fees or expenses of Escrow Agent or its counsel that are not paid as provided for therein. The power of attorney contained in this Section 1(f) shall not be revocable by GlobalMedia; provided, that this power of attorney shall terminate upon (1) Escrow Agent's distribution of the Escrow Shares pursuant to Section 1(d) above, or (2) termination of the Escrow Fund pursuant to Section 4 below. The parties hereto agree that for so long as any stock of SurferNetwork or another entity is held in the Escrow Fund, such stock shall be transferred on the books of SurferNetwork or such other entity only as directed by Escrow Agent.

2.  INVESTMENT OF FUNDS; DISTRIBUTIONS

    Except as SurferNetwork and GlobalMedia may from time to time jointly instruct Escrow Agent in writing, the portion of the Escrow Fund, if any, which is represented by cash or same day funds shall be invested from time to time, to the extent possible, in United States Treasury bills having a remaining maturity of 90 days or less and repurchase obligations secured by such United States Treasury Bills, with any remainder being deposited and maintained in a money market deposit account with Escrow Agent, until disbursement of the entire Escrow Fund. Escrow Agent shall invest any remainder funds in the triple "A" rated First American Prime Obligations Money Fund (Class D). The parties hereto hereby confirm receipt of the First American Funds prospectus. The parties further acknowledge that the fund investment advisor and custodian are subsidiaries of U.S. Bancorp, and investment in the fund includes approval of the fund's fees and expenses as detailed in the prospectus, including advisory and custodial fees and shareholder service expenses (which may be so called 12b-1 shareholder service fees), which fees and expenses are paid to U.S. Bank Trust National Association or U.S. Bank National Association, or subsidiaries of U.S. Bancorp. The shares of the funds are not deposits or obligations of, or guaranteed by, any bank including U.S. Bank National Association, U.S. Bank Trust National Association or any of their affiliates, nor are they insured by the Federal Deposit Insurance Commission, the Federal Reserve Board or any other agency. The investment in the fund involves investment risk, including possible loss of principal. All accrued interest shall become part of the Escrow Fund. All entities entitled to receive interest from the escrow account will provide Escrow Holder with a W-9 or W-8 IRS tax form prior to the disbursement of interest. A statement of citizenship will be provided if requested by Escrow Agent. Escrow Agent shall not be liable for losses, penalties or charges incurred upon any sale or purchase of any such investment. Escrow Agent is authorized to liquidate in accordance with its customary procedures any portion of the Escrow Fund consisting of investments made by Escrow Agent pursuant to this Section 2 to provide for payments required to be made under this Agreement. Any distributions received by Escrow Agent with respect to investments made by Escrow Agent pursuant to this Section 2 shall be paid to GlobalMedia following Escrow Agent's receipt thereof and shall not constitute a portion of the Escrow Fund.

3.  CLAIMS

    (a) From time to time between the Closing Date and the second anniversary of the Closing Date (the "Escrow Period"), SurferNetwork may give notice (a "Notice") to GlobalMedia and Escrow Agent specifying in reasonable detail the nature and dollar amount of any claim (a "Claim") it may have for indemnification under Article 5 of the Purchase Agreement. SurferNetwork may make more than one Claim with respect to any underlying state of facts. If GlobalMedia gives notice to SurferNetwork and Escrow Agent disputing any Claim (a "Counter Notice") within 15 days following receipt by GlobalMedia of the Notice regarding such Claim, such Claim shall be resolved as provided in Section 3(b). If no Counter Notice is received by Escrow Agent within such 15-day period, then the dollar amount of the Claim shall be deemed established for purposes of this Escrow Agreement and the Purchase Agreement and, at the end of such 15-day period, Escrow Agent shall deliver to SurferNetwork from (and only to the extent of) the Escrow Fund any cash held in the Escrow Fund (including any cash resulting from the liquidation of investments made by Escrow Agent pursuant to Section 2(a) above), up to the full dollar amount of the Claim. If there is insufficient cash in the

Escrow Fund to pay to SurferNetwork the full dollar amount of the Claim, Escrow Agent shall next deliver to SurferNetwork from (and only to the extent of) the Escrow Fund that number of Escrow Shares equal to that portion of the dollar amount of the Claim which was not paid in cash divided by the Stock Value. Escrow Agent shall not inquire into or consider whether a Claim complies with the requirements of the Purchase Agreement.

    (b) If a Counter Notice is given with respect to a Claim, Escrow Agent shall make payment with respect to such Claim only in accordance with (i) joint written instructions of SurferNetwork and GlobalMedia or (ii) a final non-appealable order of a court of competent jurisdiction. Any court order shall be accompanied by a legal opinion by counsel for the presenting party satisfactory to Escrow Agent to the effect that the order is final and non-appealable. Escrow Agent shall act on such court order and legal opinion without further question or challenge to its authority.

    (c) Notwithstanding Sections 3(a) and (b) above, GlobalMedia may at any time exercise its right under Section 1(d) hereof, and, regardless of any Claim in effect at that time, Escrow Agent shall distribute the Escrow Shares in accordance with Section 1(d).

4.  TERMINATION OF ESCROW

    On the expiration of the Escrow Period, Escrow Agent shall pay and distribute the Escrow Fund to GlobalMedia unless prior to such expiration SurferNetwork has provided to GlobalMedia and Escrow Agent a certificate of an officer of SurferNetwork stating that, in SurferNetwork's reasonable judgment, retention in the Escrow Fund of a specified number of Escrow Shares or a specified dollar amount is necessary to satisfy any unsatisfied Claims with respect to facts and circumstances existing on or prior to the expiration of the Escrow Period, which Claims shall be specified in such certificate. In the event SurferNetwork provides such an officer's certificate to GlobalMedia and Escrow Agent prior to the expiration of the Escrow Period, Escrow Agent shall retain in the Escrow Fund the number of Escrow Shares (subject to the right of GlobalMedia under Sections 1(d) and 3(c) above) or the dollar amount, as applicable, specified in such certificate until the Claims set forth in such certificate have been resolved in accordance with Section 3 above.

5.  DUTIES OF ESCROW AGENT

    (a) Escrow Agent shall not be under any duty to give the Escrow Fund held by it hereunder any greater degree of care than it gives its own similar property and shall not be required to invest any funds held hereunder except as directed in this Agreement. Uninvested funds held hereunder shall not earn or accrue interest.

    (b) Escrow Agent shall not be liable, except for its own gross negligence or willful misconduct and, except with respect to claims based upon such gross negligence or willful misconduct that are successfully asserted against Escrow Agent, the other parties hereto shall jointly and severally indemnify and hold harmless Escrow Agent (and any successor Escrow Agent) from and against any and all losses, liabilities, claims, actions, damages and expenses, including reasonable attorneys' fees and disbursements, arising out of and in connection with this Agreement. Without limiting the foregoing, Escrow Agent shall in no event be liable in connection with its investment or reinvestment of any cash held by it hereunder in good faith, in accordance with the terms hereof, including, without limitation, any liability for any delay (not resulting from its gross negligence or willful misconduct) in the investment or reinvestment of the Escrow Fund, or any loss of interest incident to any such delay.

    (c) Escrow Agent shall be entitled to rely upon any order, judgment, certification, demand, notice, instrument or other writing delivered to it hereunder without being required to determine the authenticity or the correctness of any fact stated therein or the propriety or validity of the service thereof. Escrow Agent may act in reliance upon any instrument or signature believed by it to be genuine and may assume that the person purporting to give receipt or advice or make any statement or execute any document in connection with the provisions hereof has been duly authorized to do so. Escrow Agent may conclusively presume that the undersigned representative of any party hereto which is an entity other than a natural person has full power and authority to instruct Escrow Agent on behalf of that party unless written notice to the contrary is delivered to Escrow Agent.

    (d) Escrow Agent may act pursuant to the advice of counsel with respect to any matter relating to this Agreement and shall not be liable for any action taken or omitted by it in good faith in accordance with such advice.

    (e) Escrow Agent does not have any interest in the Escrow Fund deposited hereunder but is serving as escrow holder only and has only possession thereof. Any payment of income from the Escrow Fund shall be subject to withholding regulations then in force with respect to United States taxes. The parties hereto will provide Escrow Agent with appropriate Internal Revenue Service Forms W-9 for tax identification number certification. This Section 5(e) and Section 5(b) above shall survive notwithstanding any termination of this Agreement or the resignation of Escrow Agent.

    (f) Escrow Agent makes no representation as to the validity, value, genuineness or collectibility of any security or other document or instrument held by or delivered to it.

    (g) Escrow Agent shall not be called upon to advise any party as to the wisdom in selling or retaining or taking or refraining from any action with respect to any securities or other property deposited hereunder.

    (h) Escrow Agent (and any successor Escrow Agent) may at any time resign as such by delivering the Escrow Fund to any successor Escrow Agent jointly designated by the other parties hereto in writing, or to any court of competent jurisdiction, whereupon Escrow Agent shall be discharged of and from any and all further obligations arising in connection with this Agreement. The resignation of Escrow Agent will take effect on the earlier of (a) the appointment of a successor (including deposit into a court of competent jurisdiction) or (b) the day which is 30 days after the date of delivery of its written notice of resignation to the other parties hereto. If at that time Escrow Agent has not received a designation of a successor Escrow Agent, Escrow Agent's sole responsibility after that time shall be to retain and safeguard the Escrow Fund until receipt of a designation of successor Escrow Agent or a joint written disposition instruction by the other parties hereto or a final non-appealable order of a court of competent jurisdiction. SurferNetwork and GlobalMedia may jointly appoint a successor Escrow Agent by written notice to the then current Escrow Agent, in which case the then current Escrow Agent shall be deemed to have resigned upon the date of such appointment. In the event SurferNetwork and GlobalMedia are unable to agree on a successor Escrow Agent, either may petition a court of competent jurisdiction to appoint a successor Escrow Agent.

    (i) In the event of any disagreement between the other parties hereto resulting in adverse claims or demands being made in connection with the Escrow Fund, or in the event that Escrow Agent is in doubt as to what action it should take hereunder, Escrow Agent shall be entitled to retain the Escrow Fund until Escrow Agent shall have received (i) a final non-appealable order of a court of competent jurisdiction directing delivery of the Escrow Fund or (ii) a written agreement executed by the other parties hereto directing delivery of the Escrow Fund, in which event Escrow Agent shall disburse the Escrow Fund in accordance with such order or agreement. Any court order shall be accompanied by a legal opinion by counsel for the presenting party satisfactory to Escrow Agent to the effect that the order is final and non-appealable. Escrow Agent shall act on such court order and legal opinion without further question or challenge to its authority.

    (j) Escrow Agent shall be paid for services hereunder in accordance with the fee schedule attached hereto as Exhibit "A" and shall be reimbursed for its out of pocket expenses for fees of counsel in setting up the escrow. Any such compensation and reimbursement to which Escrow Agent is entitled shall be borne 50% by SurferNetwork and 50% by GlobalMedia, and may, to the extent of unpaid fees and expenses, be deducted from any property placed within the escrow with Escrow Agent. In the event that Escrow Agent is made a party to litigation with respect to the property held hereunder, or brings an action in interpleader or in the event that the conditions of this escrow are not promptly fulfilled, or Escrow Agent is required to render any service not provided for in this agreement and fee schedule, or there is any assignment of the interest of this escrow or any modification hereof, Escrow Agent shall be entitled to reasonable compensation for such extraordinary services and reimbursement for all fees, costs, liability and expenses, including attorney fees. Escrow Agent may amend its fee schedule from time to time on 60 days prior written notice to the parties.

    (k) No printed or other matter in any language (including, without limitation, prospectuses, notices, reports and promotional material) that mentions Escrow Agent's name or the rights, powers, or duties of Escrow Agent shall be issued by the other parties hereto or on such parties' behalf unless Escrow Agent shall first have given its specific written consent thereto.

    (l) The other parties hereto authorize Escrow Agent, with respect to any securities held hereunder, to use the services of any United States central securities depository it reasonably deems appropriate, including, without limitation, the Depositary Trust Company and the Federal Reserve Book Entry System.

6.  LIMITED RESPONSIBILITY

    This Agreement expressly sets forth all the duties of Escrow Agent with respect to any and all matters pertinent hereto. No implied duties or obligations shall be read into this Agreement against Escrow Agent. Escrow Agent shall not be bound by the provisions of any agreement among the other parties hereto except this Agreement.

7.  OWNERSHIP FOR TAX PURPOSES

    The parties agree that, for purposes of federal and other taxes based on income, GlobalMedia will be treated as the owner of the Escrow Fund and that GlobalMedia will report all income, if any, that is earned on, or derived from, the Escrow Fund as GlobalMedia's income in the taxable year or years in which such income is properly includible and will pay any taxes attributable thereto.

8.  NOTICES

    All notices, consents, waivers and other communications under this Agreement must be in writing and will be deemed to have been duly given if mailed by certified mail, return receipt requested,

postage prepaid, addressed as follows, or to such other address as any party shall designate by notice duly given hereunder:

If to GlobalMedia, to:	If to SurferNetwork, to:
GlobalMedia.com 400 Robson Street Vancouver, British Columbia Canada V6B 2B4 Attention: Chief Executive Officer	SurferNETWORK.com, Inc. 500 International Drive Mt. Olive, New Jersey 07828 Attention: Gordon Bridge, Chairman and Chief Executive Officer
with a copy to:	with a copy to:
Davis Wright Tremaine LLP 1501 Fourth Avenue, Suite 2600 Seattle, WA 98101-1688 Attention: Eugenie D. Mansfield, Esq.	Law Offices of Eric S. Hutner & Associates One World Trade Center, 85th Fl. New York, NY 10048 Attention: Eric S. Hutner, Esq.
If to Escrow Agent, to:	With a copy to:
U.S. Bank Trust National Association 180 E. Fifth Street St. Paul, MN 55101 Attention: Brian Giel	U.S. Bank Trust National Association 1420 5th Ave. 7th Floor Seattle, WA 98101 Attention: Shirley Young

9.  GOVERNING LAW AND JURISDICTION

    This Agreement and the legal relations among the parties hereto will be governed by and construed in accordance with the laws of the State of New York.

10.  COUNTERPARTS

    This Agreement may be executed in any number of counterparts with the same effect as if all of the parties had signed the same document. Such executions may be transmitted to the parties by facsimile and such facsimile execution shall have the full force and effect of an original signature. All fully executed counterparts, whether original executions or facsimile executions or a combination, shall be construed together and shall constitute one and the same agreement.

11.  SECTION HEADINGS

    The headings of sections in this Agreement are provided for convenience only and will not affect its construction or interpretation.

12.  WAIVER

    The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

13.  EXCLUSIVE AGREEMENT AND MODIFICATION

    This Agreement supersedes all prior agreements among the parties with respect to its subject matter and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by SurferNetwork, GlobalMedia, and Escrow Agent.

[EXECUTIONS APPEAR ON THE FOLLOWING PAGE(S)]

EXECUTION PAGE
TO THE
ESCROW AGREEMENT

    IN WITNESS WHEREOF, the parties hereto have caused this Escrow Agreement to be executed as of the day and year first above written.

GLOBALMEDIA:
GLOBALMEDIA.COM By: Chief Executive Officer
SURFERNETWORK:
SURFERNETWORK.COM, INC.
By: Gordon Bridge Chairman and CEO
ESCROW AGENT:
U.S. BANK TRUST NATIONAL ASSOCIATION
By: Shirley Young, AVP

EXHIBIT A
FEE SCHEDULE

        Corporate Trust
 Services

SCHEDULE OF FEES FOR ESCROW SERVICES
GlobalMedia.com Stock Escrow

ACCEPTANCE FEE
The acceptance fee includes the review of all documents, initial set-up of the account, and other reasonably required services up to and including the closing. This is a one-time fee, payable at closing.	$500

U.S. Bank Trust National Association reserves the right to refer any or all escrow documents for legal review prior to execution. Legal fees (billed on an hourly basis) and expenses for this service will be to, and paid by, the customer. Where appropriate and when requested by the customer, U.S. Bank Trust National Association will provide advance estimates of these legal fees.
ADMINISTRATION/AGENT FEES
Annual account administration fee covers the normal duties of associated with the management of the account. Administration fees are payable in advance and will not be prorated.	$500
DIRECT OUT OF POCKET
155-162 Reimbursement of direct expenses associated with the performance of our duties, including but not limited to publications, legal, and travel expenses, and filing fees.	At Cost
EXTRAORDINARY SERVICES

172-205 Charge for duties or responsibilities of an unusual nature not provided for in the indenture or otherwise set forth in this schedule. A reasonable charge will be made based on the nature of the service and the responsibility involved. These charges will be billed as a flat fee or our hourly rate then in effect, at our option.

Final account acceptance is subject to review of documents. Fees are based on our understanding of the transaction and are subject to revision if the structure is changed. In the event this transaction does not close, any related out-of-pocket expenses will be billed to you at cost. Fees for any services not specifically covered will be based on appraisal of services rendered.

With general reference to all of our charges, it should be understood that they are subject to adjustment from time to time, upon written notification.

The fees in this schedule are the terms under which you agree to do business. Closing the transaction constitutes agreement to this fee schedule, as does payment of the invoice received after subsequent fee adjustment notification.

All fees are subject to Washington State sales tax (currently 8.6%).

Absent your instructions to sweep or otherwise invest balances, no interest, earnings, or other compensation for uninvested balances will be paid to you.

Dated: February , 2001	CONFIDENTIAL

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EXHIBIT A FEE SCHEDULE